UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 11, 2013

SEACOR Holdings Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12289	13-3542736
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2200 Eller Drive, Fort Lauderdale, Florida		33316
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(954) 523-2200
Not Applicable
____________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 11, 2013, Seabulk Tankers, Inc. (“Seabulk”), a wholly-owned subsidiary of SEACOR Holdings Inc. (the “Company”), entered into an amendment to the Contract for Construction, dated as of September 10, 2013, with National Steel and Shipbuilding Company (“NASSCO”), a wholly-owned subsidiary of General Dynamics Corporation, to provide for the construction and purchase of an additional 50,000 DWT (deadweight tonnage) LNG-conversion-ready product tanker with a 330,000 barrel cargo capacity for expected delivery in the fourth quarter of 2016, plus an option for one additional vessel with the same characteristics.  The new vessel and option are in addition to the two 50,000 DWT product tankers to be constructed under the original Contract for Construction with expected delivery in May 2016 and March 2017.  The purchase price for the additional vessel is approximately $124 million subject to certain adjustments, with a portion of the purchase price to be paid through quarterly installments and the balance paid upon delivery. General Dynamics Corporation has previously guaranteed NASSCO’s obligations, and the Company has previously guaranteed Seabulk’s obligations, under the Contract for Construction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACOR Holdings Inc.

By: /s/ Paul L. Robinson

Name:	Paul L. Robinson

Title:	Senior Vice President, General Counsel and
Corporate Secretary

Date:  November 12, 2013